Exhibit 10.3

ADVANCE AUTO PARTS, INC.
2016 RESTRICTED STOCK UNIT AWARD AGREEMENT
[SIGN-ON AWARD - PERFORMANCE-BASED]

Award Date	Performance-based RSUs	Last Vesting Date
April 14, 2016	49,708	April 14, 2019

THIS CERTIFIES THAT Advance Auto Parts, Inc. (the “Company”) has on the Award Date specified above granted to
Thomas Greco
(“Participant”) an award (the “Award”) of that number of Restricted Stock Units (the “Performance-based RSUs”) representing the right to receive a like number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), indicated above in the box labeled “Performance-based RSUs ,” subject to certain restrictions and on the terms and conditions contained in this Award and the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available on the Company’s Intranet site or upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
* * * * *

1.
Vesting. Subject to the terms and conditions of this Award, the Performance-based RSUs indicated in the table above shall vest over three years from the Award Date according to the dates identified in the following table if you remain continuously employed by the Company until the respective vesting date, and subject to you having a leadership team of “executive officers” (as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) in place and presenting in good faith a preliminary five-year business plan to the Board of Directors of the Company, in each case prior to the first anniversary of the “Commencement Date” (as defined in the Employment Agreement) (the “Performance Condition”). If the Performance Condition has not been satisfied by the first anniversary of the Commencement Date, then your rights to unvested Performance-based RSUs shall be immediately and irrevocably forfeited.

Number of Performance-based RSUs in Each Installment	Vesting Date for RSUs in Each Installment
16,569	April 14, 2017
16,569	April 14, 2018
16,570	April 14, 2019

2.	Duration.

(a)
If, prior to vesting of the Performance-based RSUs pursuant to Section 1 or this Section 2 of this Award, your employment or other association with the Company and its Affiliates ends for any reason (voluntary or involuntary), then your rights to unvested Performance-based RSUs shall be immediately and irrevocably forfeited, except as follows:

(i)
If the termination of your employment or other association is on account of Disability, then any unvested Performance-based RSUs will vest immediately. For all purposes of this Award, “Disability” shall have the same meaning as that term is defined in your employment agreement with the Company, dated as of March 28, 2016 (the “Employment Agreement”).

(ii)	If the termination of your employment or other association is on account of death, then any unvested Performance-based RSUs will vest immediately.

(iii)
If the termination of your employment or other association is by the Company without “Due Cause” or by you with “Good Reason,” as such terms are defined in your Employment Agreement, then any unvested Performance-based RSUs will immediately vest.

(iv)
If the termination of your employment or other association is for Due Cause, all of your unvested Performance-based RSUs will expire on the date your employment or other association with the Company ends.

(b)
Upon a “Change In Control” (as defined in the Employment Agreement), in the event that the successor organization does not assume, convert, or replace the Performance-based RSUs, any remaining previously unvested Performance-based RSUs will vest immediately.

3.
Transfer of Award. Until the Performance-based RSUs vest pursuant to Section 2 of this Award, the Performance-based RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer unvested Performance-based RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. Notwithstanding the foregoing, you may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Performance-based RSUs upon your death.

4.
No Rights as a Stockholder. You shall have no rights of a shareholder of the Common Stock on and after the Award Date and until the date on which the Performance-based RSUs vest and are converted to Shares and the restrictions with respect to the Performance-based RSUs lapse in accordance with Section 1 or 2 of this Award, as described above. You will, however, receive dividend equivalents on the Performance-based RSUs on or after the Award Date and until Shares are delivered on vesting of the Award, unless and until the Performance-based RSUs are forfeited pursuant to Section 1 or 2 of this Award and to the extent that dividends are declared and paid on the Common Stock of the Company. Except as may be provided under Section 8 of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary and whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the Vesting Date of a Performance-based RSU.

5.
Issuing Shares. As soon as reasonably practicable after each applicable Vesting Date (but in no event later than 60 days after the Vesting Date) determined in accordance with Section 1 or 2 of this Award, the Company shall deliver Shares to the Participant in respect of the Performance-based RSUs that have become vested. On any of the Performance-based RSUs vesting pursuant to Section 1 or 2 of this Award and payment of the applicable withholding taxes pursuant to Section 7 below, the Company shall cause the shares of Common Stock to be issued in book-entry form, registered in your name.

6.
Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel or by telephone at (540) 561-1173 or telecopy at (540) 561-1448;
With copy to:         Advance Auto Parts, Inc.
located at 5008 Airport Road,
Roanoke, Virginia 24012,

Attention: Vice President,
Rewards and HR Services or by
telephone at (540) 561-6818 or
telecopy at (540) 561-6998;

If to you, the Participant, to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

7.	Income Tax Matters.

(a)
The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the Performance-based RSUs or upon your sale or other disposition of the Shares received upon vesting of your Performance-based RSUs. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of vesting. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

(b)
For the purposes of determining when Shares otherwise issuable on account of your termination of employment or other association with Company will be issued, “termination of employment” or words of similar import, as used in this Award Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A of the Code on or following termination of employment or other association with the Company. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment or other association with the Company, any Shares otherwise issuable on account of your termination of employment or other association with the Company which constitute deferred compensation within the meaning of Section 409A of the Code and which are otherwise payable during the first six months following your termination of employment or other association with the Company shall be issued to you on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment or other association with the Company occurs.

8.	Miscellaneous.

(a)
This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Award is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the Performance-based RSUs or this Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties. Notwithstanding the foregoing, the definition of the terms “Disability,” “Due Cause,” “Good Reason” and “Change In Control” shall be as set forth in the Employment Agreement and the interpretation of such terms shall be made in the manner prescribed in the Employment Agreement.

(b)
Nothing contained in this Award Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship or other association with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without Due Cause, in its sole and absolute discretion, your employment relationship or other association with the Company or such Affiliate, subject to the terms of any written employment agreement to which you are a party.

(c)
Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and You or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(d)
The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e)
An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(f)
This Award is intended to be consistent with your Employment Agreement. To the extent that any provision of this Award Agreement is inconsistent with the terms of your Employment Agreement, the provisions of the Employment Agreement shall control with respect to this Award.

(g)
If any provision in this Award Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Award Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Award Agreement.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.
ADVANCE AUTO PARTS, INC.

By: /s/ Tammy M. Finley
Tammy M. Finley
Executive Vice President, Human Resources,
General Counsel and Corporate Secretary
Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of an Employment/ Loyalty Agreement between the Company and the undersigned to the contrary:

By: _________________________________________          _________________________________________
Electronic Signature                 Acceptance Date

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